Consent of Independent Registered Public Accounting Firm

The Board of Directors
SkyBridge G II Fund, LLC

We consent to the use of our report dated May 25, 2017, with respect to the financial statements of SkyBridge G II Fund, LLC, as of March 31, 2017, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus.

KPMG LLP

New York, New York
June 6, 2017